Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2004

Contacts:	Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

JoAnne Coy, Vice President, Marketing

(253) 305-1965

COLUMBIA BANKING SYSTEM DECLARES

INCREASED CASH AND 5% STOCK DIVIDEND

TACOMA, Washington—William T. Weyerhaeuser, Chairman of the Board of Columbia Banking System, Inc. (Nasdaq: COLB) announced that a quarterly cash dividend of $0.07 per share will be paid on May 26, 2004 to shareholders of record as of the close of business on May 12, 2004. The approval of this dividend marks the fifth consecutive quarter that a cash dividend has been paid to shareholders, and represents an increase of 40% from the $0.05 per share paid each quarter during 2003.

In addition, Mr. Weyerhaeuser announced that the Board of Directors declared a 5% stock dividend, payable May 26, 2004 to shareholders of record as of the close of business on May 12, 2004.

“We are pleased to reward our shareholders for the first time in our history with both an increased cash dividend and a 5% stock dividend,” Melanie Dressel, President and Chief Executive Officer stated. “We believe the dividends are appropriate based on our capital position, the current market price of our common stock, and our recent operating results.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiary is Columbia Bank, a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia’s stock trades on the Nasdaq Stock MarketSM under the symbol COLB.